Exhibit 10.1

THIS CHANGE-IN-CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of the        day of [                    ] by and between THE PBSJ CORPORATION, a Florida corporation (“The PBSJ Corporation”), and <EXECUTIVE NAME> (the “Executive”).

RECITALS:

The PBSJ Corporation and its subsidiaries and affiliates (the “Company”) has determined that, in order to encourage management to continue to act in the best interests of The PBSJ Corporation and its shareholders in connection with any circumstances that could result in a change-in-control of The PBSJ Corporation, The PBSJ Corporation should adopt this Agreement. For purposes of this Agreement, the term “The PBSJ Corporation” shall also mean any entity that is the successor entity of The PBSJ Corporation following a change-in-control, where applicable.

Under this Agreement, The PBSJ Corporation shall pay severance payments and benefits to the Executive if his employment is terminated under certain circumstances, provided the Executive executes a complete release of all claims in accordance with the provisions of this Agreement. In order to be eligible for severance payments and benefits, the Executive must be terminated by The PBSJ Corporation other than for cause (as defined below), death or disability (as defined below), or the Executive must terminate for good reason (as defined below), in either event within two years after the date of the change-in-control. If the Executive voluntarily terminates employment other than for good reason, he will not be eligible for payments hereunder.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

I.	General

A.	For purposes of this Agreement, a change-in-control shall occur (i) when any person, company, other business organization, or persons acting as a group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, shall become the beneficial owner of more than 50%, in the aggregate, of the voting power of the equity securities of The PBSJ Corporation, or (ii) upon consummation of (1) any reorganization, merger or consolidation with respect to which persons who were the stockholders of The PBSJ Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the voting power of the then outstanding equity securities of the reorganized, merged or consolidated company, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, or consolidation, or (2) the sale of all or substantially all of the assets of The PBSJ Corporation to an unrelated third party. For the avoidance of doubt, a change-in-control shall not occur solely as a result of an initial public offering of the equity securities of The PBSJ Corporation.

B.	If a change-in-control as defined above occurs, and the Executive is terminated by The PBSJ Corporation other than for cause (as defined below), death or disability (as defined below), or the Executive terminates his employment for good reason (as defined below), within two (2) years after the date of the change-in-control, severance payments and benefits shall be provided as follows:

Payment/Benefit	Severance Payment/Benefit

Annual Base Salary	200% of base salary as in effect on day prior to day of change-in-control
Target Bonus	An amount equal to the “target annual bonus amount” (as defined below) as in effect on day prior to day of change-in-control
All Welfare Benefits (medical, dental, life, LTD, etc.)	1 year or, if earlier, until re-employed and covered for similar benefits
Car or Car Allowance (if the Executive presently receives this benefit)	1 year or, if earlier, until re-employed (Executive to pay for gas, oil, and repairs)

Notwithstanding the foregoing, to the extent that The PBSJ Corporation (after the change-in-control) maintains a severance or other similar program, the Executive shall have the right to elect to receive either those benefits described herein, or the benefits set forth in The PBSJ Corporation’s (after the change-in-control) severance or other similar program as if the Executive was a participant in The PBSJ Corporation’s (after the change-in-control) severance or other similar program.

For purposes of this Agreement, the term “target annual bonus amount” shall be zero for The PBSJ Corporation’s entire 2010 fiscal year ending on September 30, 2010. For subsequent fiscal years of The PBSJ Corporation, the “target annual bonus amount” shall be the target bonus established by the Committee (as defined below) under The PBSJ Corporation’s annual incentive plan for such fiscal year, as applicable.

The payments and benefits provided under this Agreement are not intended to duplicate benefits payable under any other severance agreement, plan or program, employment agreement, or applicable laws. Should such other payments or benefits be payable, your benefits under this Agreement will be reduced accordingly or, alternatively, payments and benefits previously paid under this Agreement will be treated as having been paid to satisfy such other benefit obligations.

The payments to the Executive under this Agreement shall be made within 30 days of the Executive’s termination and shall be subject to applicable withholding taxes. If the Executive is entitled to benefits under this Agreement, he shall not be required to mitigate damages, nor shall his subsequent earnings reduce the amount he is paid hereunder. The PBSJ Corporation may, as a condition to its continuation of medical and dental benefits payable pursuant to this Agreement, require that the Executive elect to continue his medical and dental benefits pursuant to COBRA, and the period during which COBRA coverage shall be available shall commence on the date on which the Executive’s employment with The PBSJ Corporation terminated.

The Executive shall also receive base salary through the termination date, accrued benefits payable under any 401(k), retirement or other deferred compensation plan maintained by the Company through the termination date, any bonuses with respect to any year that has ended but for which the bonuses have not yet been paid, and payment for unused PTO. In addition, the Executive shall immediately become vested in any then outstanding stock options, restricted stock or other equity awards granted by The PBSJ Corporation to the Executive.

The PBSJ Corporation shall pay for outplacement services for the terminated Executive, provided that such outplacement services shall not extend for a period longer than 6 months nor exceed a maximum cost of $20,000.

D.	For the purposes of this Agreement, “cause” means:

(i)	the conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any felony involving conduct on the part of the Executive that renders him unfit for the performance of his duties to The PBSJ Corporation,

(ii)	any willful (not in good faith and without reasonable belief that his action or omission was in the best interest of the Company) misconduct on the part of the Executive in the performance of his duties that is materially harmful to the Company monetarily or otherwise, or

(iii)	any material breach by the Executive of any written agreement between The PBSJ Corporation and the Executive that is not cured within 30 days after the Executive’s receipt of written notice from The PBSJ Corporation of such breach or any willful and material failure by the Executive to comply with any written policies of The PBSJ Corporation.

The Executive shall not be considered terminated for cause unless the Board of Directors of The PBSJ Corporation (after the change-in-control) adopts a resolution to such effect and provides the Executive written notice of the basis of his termination for cause.

E.	For purposes of this Agreement, a “good reason” for termination by the Executive of his employment shall mean the occurrence during the two-year period following the date of the change-in-control (without the Executive’s express written consent) of any one of the following acts by The PBSJ Corporation, or failures by The PBSJ Corporation to act:

(i)	a material adverse change in the functional nature or status of the Executive’s job responsibilities, authority, duties or title with respect to the business of The PBSJ Corporation from those in effect on the date of the change-in-control; or

(ii)	a reduction by The PBSJ Corporation in the Executive’s base salary or annual bonus opportunity as in effect on the date of the change-in-control, or the material failure by The PBSJ Corporation to continue to provide the Executive with compensation and benefits substantially similar in the aggregate to those enjoyed by the Executive on the date of the change-in-control;

(iii)	The PBSJ Corporation’s requiring the Executive to be based anywhere other than the principal business location where the Executive was based on the date of the change-in-control (or within 50 miles of such business location), except for required business travel consistent with the Executives’ business travel schedule on the date of the change-in-control; or

(iv)	a material breach by The PBSJ Corporation of any other written agreement between The PBSJ Corporation and the Executive.

Notwithstanding the foregoing, (1) a change in the Executive’s reporting requirements or (2) a change in the functional nature or status of the Executive’s job responsibilities, authority, or duties with respect to the business of The PBSJ Corporation from those in effect on the date of the change-in-control merely as a result of the fact that following the change-in-control The PBSJ Corporation may be controlled by another entity with respect to which the Executive may have no responsibilities or authority and/or may no longer be a company whose shares are registered under the Securities Exchange Act of 1934, shall not constitute a “good reason” for termination by the Executive of his employment with The PBSJ Corporation.

In addition, the Executive must give notice to The PBSJ Corporation of the existence of the condition giving rise to the termination by the Executive for good reason within 90 days after the initial existence of the condition and The PBSJ Corporation shall have 30 days within which to remedy the condition after its receipt of the notice. The Executive’s right to terminate for good reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Unless otherwise agreed to by the Executive, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason hereunder.

F.	For the purposes of this Agreement, “disability” means the Executive’s inability or failure to perform essential functions of his position, with or without reasonable accommodation, by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than 12 months.

G.	In exchange for and as a condition to The PBSJ Corporation’s obligation to pay the severance payments and benefits under this Agreement, the Executive must provide The PBSJ Corporation with a signed, written release that has become irrevocable in accordance with applicable laws, within 30 days after termination of his employment with The PBSJ Corporation. The release is to be prepared by The PBSJ Corporation in accordance with applicable laws, pursuant to which the Executive releases any and all rights or claims he may have against the Company. The consideration for this written waiver shall be the severance payments and benefits payable under this Agreement to which the Executive is otherwise not entitled.

H.	This Agreement shall remain in effect and may not be amended or terminated in any respect other than by mutual agreement in writing by The PBSJ Corporation and the Executive during the two-year period beginning on the date hereof; provided, however, that commencing on the first annual anniversary of the date hereof, and on each subsequent annual anniversary of such date (each such annual anniversary hereinafter being referred to as an “Extension Date”), the term of this Agreement shall be automatically extended by twelve (12) months, unless at least sixty (60) days prior to the Extension Date The PBSJ Corporation shall give written notice to the Executive that the term of the Agreement shall not be so extended. Under no circumstances, however, shall the term of the Agreement terminate following a change-in-control. Except as provided in this Section I.H., prior to a change-in-control, the Executive shall not have any vested right to severance payments or benefits under this Agreement.

I.	This Agreement is a welfare benefit plan and shall be governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Agreement shall be administered by The PBSJ Corporation, which shall be the “named fiduciary” within the meaning of such term as defined in ERISA.

J.	The Executive shall not acquire by reason of this Agreement any right in or title to any assets, funds or property of the Company. This Agreement is unfunded and any severance payments or benefits that become payable under this Agreement are unfunded obligations of The PBSJ Corporation and shall be paid from the general assets of The PBSJ Corporation.

K.	This Agreement shall automatically be binding upon, and enforceable against, any person or business entity succeeding to all, or substantially all, of the business of The PBSJ Corporation by purchase, merger, consolidation, sale of assets or otherwise.

L.	Notwithstanding anything in this Agreement to the contrary, any compensation and benefits payable to the Executive by The PBSJ Corporation pursuant to this Agreement, which are treated as “severance payments” (as defined in Internal Revenue Code Section 280G), shall be modified, reduced or eliminated in the manner provided below to the extent necessary so that the compensation and benefits payable to the Executive shall not exceed 2.99 times the Executive’s “base amount” (as defined in Internal Revenue Code Section 280G). In the event that the amount of the compensation and benefits that would be payable to the Executive under this Agreement exceeds the limit provided in the preceding sentence, the Executive shall direct which payments or benefits are to be modified, reduced or eliminated. This Section II. L. shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to The PBSJ Corporation pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement.

M.	The PBSJ Corporation shall pay all reasonable legal fees and expenses incurred by the Executive as a result of his successful obtainment or enforcement of any right or benefit provided by this Agreement, regardless of whether such rights are pursued through settlement discussions, mediation, arbitration, litigation or otherwise. The Executive shall account to The PBSJ Corporation in writing for all legal fees for which reimbursement is sought and shall provide to The PBSJ Corporation copies of all relevant invoices, receipts or other evidence as may be requested by The PBSJ Corporation within thirty (30) days following the Executive’s successful obtainment or enforcement of any right or benefit provided by this Agreement to which such legal fees are related. Provided the Executive properly accounts to The PBSJ Corporation in writing for all legal fees for which reimbursement is sought within the aforementioned thirty (30) day period, The PBSJ Corporation shall pay the Executive the legal fee reimbursement on the thirtieth day following the date upon which the Executive successfully obtained or enforced the right or benefit provided by this Agreement to which such legal fees and expenses relate.

N.	This Agreement shall be governed by and construed and enforced in accordance with ERISA and to the extent state law is not preempted, in accordance with the laws of the state of Florida, excluding the choice of law rules thereof.

O.	The provisions of this Agreement are intended to be exempt from the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with (and may be modified by The PBSJ Corporation in its sole and absolute discretion to the extent that The PBSJ Corporation determines that such amendment is necessary or appropriate to be consistent with) that intent. Notwithstanding the foregoing, The PBSJ Corporation does not make any representation to the Executive that any benefits payable pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A of the Code, and The PBSJ Corporation shall have no liability or other obligation to indemnify or hold harmless the Executive for any tax, additional tax, interest or penalties that the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

II.	Claims Procedure

In the event that the Executive claims to be entitled to benefits under this Agreement or believes his benefits are incorrect, the Executive or beneficiary (hereafter, a “Claimant”) may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under the Agreement. The Compensation Committee of the Board of Directors of The PBSJ Corporation, its successor, or if the successor does not have a Compensation Committee, the Board of Directors of the successor (the “Committee”), shall review the claim and respond within a reasonable period of time (generally 30 days). However, if special circumstances require an extension of time to consider the claim, the Committee may extend the 30 day period up to a total of 60 days. If the Committee extends the 30 day period, the Claimant shall be notified in writing as to the length of the extension and the special circumstances which necessitate the extension, including the date on which the Committee expects to render the determination.

If the Committee makes an adverse determination as to the Claimant’s claim, the Committee shall, within the time period described above, notify the Claimant in a writing setting forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reasons for the adverse determination,

(ii)	the provisions of the Agreement on which the determination is based,

(iii)	a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and

(iv)	a description of the Agreement’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Committee. In connection with such appeal, the Claimant or his or her duly authorized representative may:

(i)	submit written comments, documents, records, and other information relating to the claim for benefits, and

(ii)	be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claims for benefits.

The Committee shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall make a decision not later than 30 days after the Committee’s receipt of a request for appeal, unless special circumstances (such as the need to hold a hearing, as determined by the Committee in its sole discretion) require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 60 days after receipt of a request for appeal. The Committee shall notify the Claimant prior to the expiration of the initial 30 day period if an extension is required. The notification shall indicate the special circumstances requiring the extension, and the date on which the Committee expects to render the determination on review. If the initial 30 day period is extended due to a Claimant’s failure to submit information necessary to make the benefit determination on review, the period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Notification of the Committee’s decision on appeal shall be provided to the Claimant in writing. If an adverse determination is made, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reasons for the adverse determination,

(ii)	reference to the specific Agreement provisions on which the adverse determination is based,

(iii)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and

(iv)	a statement that the Claimant may bring an action under Section 502(a) of ERISA.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Compensation Committee of its Board of Directors, The PBSJ Corporation has caused this agreement to be executed in its name on its behalf, all as of the day and year first above written.

<EXECUTIVE NAME>

THE PBSJ CORPORATION,

a Florida corporation

By: